Exhibit 99.1

Tasty Baking Company Reports Net Sales and Volume Growth in the First Quarter 2009

Net Sales Increased 7.8% Versus the Prior Comparable Period

PHILADELPHIA--(BUSINESS WIRE)--May 4, 2009--Tasty Baking Company (NasdaqGM:TSTY) today reported net sales of $46.2 million for its first quarter ended March 28, 2009, a 7.8% increase from the $42.8 million reported for the first quarter last year. The increase in net sales compared to the prior year was driven by balanced growth in both the Route and Non-Route components of the business in addition to the impact of the timing of the Easter holiday. For the first quarter of 2009, the company reported a net loss of $0.1 million compared to a net loss of $1.0 million in the first quarter of 2008. Net loss for both the first quarter of 2009 and 2008 included after tax accelerated depreciation of $0.8 million. Adjusted EBITDA for the first quarter 2009 increased 70.9% to $3.6 million from $2.1 million in the first quarter 2008.

FINANCIAL HIGHLIGHTS FIRST QUARTER 2009
$ in millions, except per share data (unaudited)
	Q1 2009	Q1 2008	% Change[1]
Gross Sales	$76.9	$69.3	11.0%
Net Sales	$46.2	$42.8	7.8%
Route Net Sales			9.1%
Non-route Net Sales			3.6%
Depreciation[2]	$3.2	$3.0	6.9%
Gross Margin[3] %	28.2%	25.7%	2.5 pps
Net Income (Loss)[4]	($0.1)	($1.0)	n/m
Net Income (Loss) per Fully-diluted Share[5]	($0.01)	($0.12)	n/m
Adjusted EBITDA[6]	$3.6	$2.1	70.9%
Footnotes:
[1]	Percentages may not calculate due to rounding.
[2]	Includes accelerated depreciation related to the company’s plan to move from its present facility of $1.3 million in Q1 2009 and Q1 2008.
[3]	Based on net sales less cost of sales and depreciation. Accelerated depreciation, as described in footnote 2, reduced gross margin by approximately 280 basis points and 310 basis points in Q1 2009 and Q1 2008, respectively.
[4]	Due to the after-tax impact of accelerated depreciation as described in footnote 2, net income was reduced by $0.8 million in Q1 2009 and Q1 2008.
[5]	Accelerated depreciation, as described in footnote 4, reduced Q1 2009 and Q1 2008 net income per fully-diluted share by approximately $0.10 per share.
[6]	Earnings before net interest, income taxes, depreciation, and amortization adjusted for certain items (see reconciliation table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, provided below).

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “In the first quarter of 2009, we generated strong top-line growth in both the Route and Non-Route portions of our business, and continued to expand market share in our core markets. In addition, we benefited from our risk management and cost containment programs, which helped to offset the year-over-year impact of increased packaging and ingredient costs.”

Mr. Pizzi concluded, “With regards to the new bakery project, it remains on-time and within budget. We are pleased with our progress and continue to expect that we will begin our methodical line-by-line production transition at the end of 2009. In addition, we moved into our new corporate headquarters and administrative offices at the Navy Yard in mid-April and expect to reap the benefits associated with a more efficient and open office space that is just a mile from the site of our new bakery.”

RESULTS OF OPERATIONS

Net sales in the first quarter of 2009 increased 7.8% versus the comparable period in 2008 driven by a 3.6% increase in Non-Route net sales and a 9.1% increase in Route net sales. Route net sales benefitted from higher volumes and selling prices, as well as balanced performance across all major product categories. In addition, a shift in the timing of the Easter holiday to the second quarter of 2009 from its occurrence in the first quarter in the prior year had a favorable impact on Route sales. Non-route net sales increased due to higher sales volumes with third-party distributors as well as from the impact of higher selling prices in the first quarter of 2009 as compared to the prior year.

Total cost of sales, excluding depreciation, rose 3.9%, or $1.1 million, on a unit volume increase of 2.4% in the first quarter of 2009 as compared to the same period a year ago. This rise was driven by the increase in costs associated with higher sales volumes during the first quarter of 2009 as well as a $0.6 million increase in variable manufacturing expenses, including higher packaging and ingredient costs.

As compared to the first quarter of 2008, gross margin in the first quarter of 2009 increased 2.5 percentage points to 28.2% of net sales. The increase in gross margin was attributable to the net benefit of higher selling prices, which drove approximately 4.3 percentage points of improvement compared to the prior year period. This benefit from higher selling prices was partially offset by higher variable manufacturing expenses, including packaging and ingredient costs, and increased depreciation expense resulting from investments associated with the transition to the new manufacturing and distribution facility.

Selling, general and administrative expense in the first quarter of 2009 increased 5.7% or $0.7 million versus the comparable period in 2008. This increase was primarily due to higher incentive compensation costs, including equity based compensation, as compared to the same period in the prior year. When measured as a percentage of net sales, selling, general and administrative expenses declined to 27.5% in the first quarter of 2009 compared to 28.1% in the same quarter of 2008.

Paul D. Ridder, senior vice president and chief financial officer, said, “We are pleased with our top-line performance this quarter and the positive impact from higher selling prices and changes in our promotional strategy, which not only helped fuel our sales growth, but also translated into a significant improvement in gross profit. While we saw declines in selected commodity prices during the first quarter of 2009, when taken as a whole, we experienced a moderate increase in packaging and ingredient costs, which offset some of the benefit associated with higher selling prices.”

Mr. Ridder concluded, “We will continue to evaluate the proper pricing and promotional strategy as we focus on sustainable top-line growth and as we work to increase long-term shareholder value.”

CONFERENCE CALL

Tasty Baking Company management will host a conference call Monday, May 4, 2009, at 11:00 a.m. ET to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Webcasts & Presentations.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode “5429624.” The telephone replay will be available from 2:00 p.m. on May 4, 2009, until May 18, 2009, at 11:59 p.m. ET.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA represents earnings before net interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the estimated severance costs recorded in fiscal 2008 and 2009 primarily related to the company’s planned transition to its new manufacturing facility at the Philadelphia Navy Yard beginning in late 2009. The company also presented gross profit, a GAAP financial measure, excluding the impact of depreciation (“gross profit excluding depreciation”), which is a non-GAAP financial measure, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA, Adjusted EBITDA, and gross profit excluding depreciation as presented herein are not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA and Adjusted EBITDA to net income, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. In addition, a schedule is provided below reconciling gross profit excluding depreciation to gross profit.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "would," "is likely to," or "is expected to" and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

		13 Weeks Ended
		3/28/2009	3/29/2008

Gross sales		$76,930	$69,294
Less discounts and allowances		(30,767)	(26,472)
Net sales		46,163	42,822

Cost of sales, exclusive of depreciation shown below		29,921	28,794
Depreciation		3,240	3,030
Selling, general and administrative		12,695	12,012
Interest expense		604	456
Other income, net		(208)	(199)

Income/(loss) before provision for income taxes		(89)	(1,271)

Provision for/(benefit from) income taxes		(19)	(312)

Net income/(loss)		$(70)	$(959)

Average number of shares outstanding:	Basic	8,059	8,034
	Diluted	8,059	8,034
Per share of common stock:

Net income / (loss): Basic and Diluted		($0.01)	($0.12)

Cash Dividend		$0.05	$0.05

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	3/28/2009	12/27/2008

Current assets	$37,564	$34,674
Property, plant, and equipment, net	109,322	98,288
Other assets	26,481	26,235

Total assets	$173,367	$159,197

Current liabilities	$30,131	$23,732
Long-term debt	68,795	58,393
Accrued pension and other liabilities	40,007	41,879
Postretirement benefits other than pensions	2,134	2,226
Shareholders' equity	32,300	32,967

Total liabilities and shareholders' equity	$173,367	$159,197

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of May 4, 2009.

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation, and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the estimated severance costs recorded in fiscal 2008 and 2009 related to the company’s planned transition to its new manufacturing facility at the Philadelphia Navy Yard beginning in late 2009.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended
	3/28/2009	3/29/2008

Net Income (Loss)	$(70)	$(959)
Add (Subtract):
Net interest	385	228
Provision for income taxes	(19)	(312)
Depreciation	3,240	3,030
Amortization	91	76
EBITDA	3,627	2,063

Add Back: Est. Severance Expense for Bakery Transition	8	64

Adjusted EBITDA	$3,635	$2,127

The table below reconciles gross profit, presented in accordance with GAAP, to gross profit excluding depreciation, which is a non-GAAP financial measure.
(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended
	3/28/2009	3/29/2008

Net Sales	$46,163	$42,822
Subtract:
Cost of Goods Sold	29,921	28,794
Depreciation	3,240	3,030
Gross Profit	$13,002	$10,998
Gross margin including depreciation (% of net sales)	28.2%	25.7%

Add:
Depreciation	3,240	3,030
Gross Profit excluding depreciation	$16,242	$14,028
Gross margin excluding depreciation (% of net sales)	35.2%	32.8%

CONTACT:
Tasty Baking Company
Chad Ramsey
V.P., Financial Planning & Investor Relations
215-221-8538
chad.ramsey@tastykake.com
or
Paul D. Ridder
Chief Financial Officer
215-221-8500